Exhibit 10.1

SECOND AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Second Amendment to Lease (the “Amendment”) dated February 22, 2005, is by and between IRVINE TECHNOLOGY PARTNERS III, a California general partnership (“Landlord”), and STANDARD PACIFIC CORP., a Delaware corporation (“Tenant”).

II.	RECITALS.

On November 1, 1999, Landlord and Tenant entered into a lease for space in a building located at 15326 Alton Parkway, Irvine, California (the “Alton Parkway Premises”), which lease was amended by a First Amendment to Lease dated July 7, 2000 (as amended, the “Lease”).

Landlord and Tenant each desire to modify the Lease to add approximately 25,548 rentable square feet of space in a building located at 26 Technology Drive, Irvine, California, more particularly described on EXHIBIT A attached to this Amendment and herein referred to as the “Technology Drive Premises”, to adjust the Basic Rent, and to make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A. Building. All references to the “Building” in the Lease shall be amended to refer to the two (2) buildings located at 15326 Alton Parkway, Irvine, California (the “Alton Parkway Building”) and at 26 Technology Drive, Irvine, California (the “Technology Drive Building”), either collectively or individually as the context may reasonably require.

B. Premises. From and after the “Commencement Date for the Technology Drive Premises” (as hereafter defined), the Technology Drive Premises together with the Alton Parkway Premises shall collectively constitute the “Premises” under the Lease.

C. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1. Effective as of the Commencement Date for the Technology Drive Premises, Item 1 shall be deleted in its entirety and substituted therefor shall be the following:

“1. Premises: The Premises are more particularly described in Section 2.1.

Address of Buildings:	15326 Alton Parkway, Irvine, California 26 Technology Drive, Irvine, California”

2. Item 4 is hereby amended by adding the following:

“Estimated Commencement Date for the Technology Drive Premises: July 1, 2005.

“Commencement Date for the Technology Drive Premises” shall mean the earlier of (a) the date upon which all relevant governmental authorities have approved the “Tenant Improvements” described in the Work Letter attached to this Amendment in accordance with applicable building codes, as evidenced by the issuance of a temporary or final certificate of occupancy from the City of Irvine for the Technology

Drive Premises (but in no event earlier than the Estimated Commencement Date), or (b) the date Tenant acquires possession or commences use of the Technology Drive Premises for any purpose other than Tenant’s right of early entry pursuant to the provisions of Article I.H of the Work Letter attached hereto. Prior to Tenant’s taking possession of the Technology Drive Premises, the parties shall memorialize on a form provided by Landlord the actual Commencement Date for the Technology Drive Premises.

If Landlord, for any reason whatsoever, cannot deliver possession of the Technology Drive Premises to Tenant on or before the Estimated Commencement Date for the Technology Drive Premises, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent and the Commencement Date for the Technology Drive Premises shall not occur until Landlord delivers possession of the Technology Drive Premises and the Technology Drive Premises are in fact available for Tenant’s occupancy with any Tenant Improvements that have been approved as per Subsection (a) above, except that if Landlord’s failure to so deliver possession of the Estimated Commencement Date for the Technology Drive Premises is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter) then the Commencement Date for the Technology Drive Premises shall not be advanced to the date on which possession of the Technology Drive Premises is tendered to Tenant, and Landlord shall be entitled to full performance by Tenant (including the payment of rent) from the date Landlord would have been able to deliver the Technology Drive Premises to Tenant but for Tenant’s delay(s).”

3. Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:

“5. Lease Term: The Term of this Lease shall expire at midnight on July 31, 2012.”

4. Item 6 is hereby amended by adding the following:

“Basic Rent for the Technology Drive Premises:

Commencing on the Commencement Date for the Technology Drive Premises, the Basic Rent for the Technology Drive Premises shall be Thirty Three Thousand Two Hundred Twelve Dollars ($33,212.00) per month, based on $1.30 per rentable square foot.

Commencing twelve (12) months following the Commencement Date for the Technology Drive Premises, the Basic Rent for the Technology Drive Premises shall be Thirty Four Thousand Four Hundred Ninety Dollars ($34,490.00) per month, based on $1.35 per rentable square foot.

Commencing twenty-four (24) months following the Commencement Date for the Technology Drive Premises, the Basic Rent for the Technology Drive Premises shall be Thirty Five Thousand Seven Hundred Sixty-Seven Dollars ($35,767.00) per month, based on $1.40 per rentable square foot.

Commencing thirty-six (36) months following the Commencement Date for the Technology Drive Premises, the Basic Rent for the Technology Drive Premises shall be Thirty Seven Thousand Forty-Five Dollars ($37,045.00) per month, based on $1.45 per rentable square foot.

Commencing forty-eight (48) months following the Commencement Date for the Technology Drive Premises, the Basic Rent for the Technology Drive Premises shall be Thirty Eight Thousand Three Hundred Twenty-Two Dollars ($38,322.00) per month, based on $1.50 per rentable square foot.

Commencing sixty (60) months following the Commencement Date for the Technology Drive Premises, the Basic Rent for the Technology Drive Premises shall be Thirty Nine Thousand Five Hundred Ninety-Nine Dollars ($39,599.00) per month, based on $1.55 per rentable square foot.

Commencing seventy-two (72) months following the Commencement Date for the Technology Drive Premises, the Basic Rent for the Technology Drive Premises shall be Forty Thousand Eight Hundred Seventy-Seven Dollars ($40,877.00) per month, based on $1.60 per rentable square foot.

Basic Rent for the Alton Parkway Premises:

Commencing April 1, 2010, the Basic Rent for the Alton Parkway Premises shall be the “Fair Market Rental” (as hereafter defined). If the parties are unable to reach agreement concerning the Fair Market Rental for the Alton Parkway Premises within the prior thirty (30) days, then not later than January 1, 2010, Landlord shall notify Tenant in writing of the Basic Rent for the Alton Parkway Premises that would reflect the prevailing market rental rate for a 28-month renewal of comparable space in the Irvine Spectrum (together with any increases thereof during the extension period) as of the commencement of the extension period for the Alton Parkway Premises (“Landlord’s Determination”). Should Tenant disagree with the Landlord’s Determination, then Tenant shall, not later than twenty (20) days thereafter, notify Landlord in writing of Tenant’s determination of those prevailing market rental terms (“Tenant’s Determination”).

Within ten (10) days following delivery of the Tenant’s Determination, the parties shall attempt to agree on an appraiser to determine the Fair Market Rental. If the parties are unable to agree in that time, then each party shall designate an appraiser within ten (10) days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the Fair Market Rental. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the Fair Market Rental for the Alton Parkway Premises. Any appraiser designated hereunder shall have an MAI certification with not less than five (5) years experience in the valuation of commercial industrial buildings in Orange County, California.

Within thirty (30) days following the selection of the appraiser and such appraiser’s receipt of the Landlord’s Determination and the Tenant‘s Determination, the appraiser shall determine whether Landlord’s Determination or Tenant’s Determination more accurately reflects the prevailing market rental rate for the 28-month renewal of the Lease for the Alton Parkway Premises, as reasonably extrapolated to the commencement of the extension period as to the Alton Parkway Premises. Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the appraiser as the “Fair Market Rental” for the extension period. In making such determination, the appraiser shall consider rental comparables for the Project and for similarly improved space (that is, 100% “office” space with 4-sided “glass” walls) in the Irvine Spectrum, with appropriate adjustment for location, proximity of amenities and quality of project, including factors for market tenant improvement allowances then being granted for lease renewals, but the appraiser shall not attribute any factor for brokerage commissions in making its determination of the Fair Market Rental. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the Determination submitted by the other party, in which event such terms shall be deemed adopted as the agreed Fair Market Rental. The fees of the appraiser(s) shall be borne entirely by the party whose determination of the Fair Market Rental was not accepted by the appraiser.

Within twenty (20) days after the determination of the Fair Market Rental, Landlord shall prepare an appropriate amendment to the Lease for the extension period as to the Alton Parkway Premises, and Tenant shall execute and return same to Landlord within ten (10) days after Tenant’s receipt of same. Should the Fair Market Rental not be established by the commencement of the extension period as to the Alton Parkway Premises, then Tenant shall continue paying rent at the rate in effect during the month of March, 2010, and a lump sum adjustment shall be made promptly upon the determination of the Fair Market Rental.

5. Effective as of the Commencement Date for the Technology Drive Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

“8. Floor Area of Premises: Approximately 58,169 rentable square feet, comprised of the following:

Alton Parkway Premises – approximately 32,621 rentable square feet; and Technology Drive Premises – approximately 25,548 rentable square feet”

6. Item 12 is hereby amended by deleting Landlord’s address for payments and notices and substituted therefor shall be the following:

“LANDLORD

THE IRVINE COMPANY

550 Newport Center Drive

Newport Beach, CA 92660

Attn: Senior Vice President, Operations

Irvine Office Properties

with a copy of notices to:

THE IRVINE COMPANY

550 Newport Center Drive

Newport Beach, CA 92660

Attn:	Vice President, Operations
Irvine Office Properties, Technology Portfolio”

7. Effective as of the Commencement Date for the Technology Drive Premises, Item 14 shall be deleted in its entirety and substituted therefor shall be the following:

“14. Vehicle Parking Spaces: Two Hundred Twenty Two (222) on an unassigned and unreserved basis, except that upon Tenant’s request, Landlord shall designate ten (10) of said spaces (in a location in close proximity to the Alton Parkway Building’s main entry) and ten (10) of said spaces (in a location in close proximity to the Technology Drive Building’s main entry), which twenty (20) spaces so designated shall be marked “visitor.”

D. Section 2.4 Landlord’s Responsibilities. The provisions of Section 2.4(a) of the Lease shall be binding on Landlord as to the Technology Drive Building, provided that all references in said Section 2.4(a) to the “Tenant Improvements” shall mean that the Tenant Improvements constructed pursuant to the attached work Letter, and all references to the “Commencement Date” shall mean the “Commencement Date for the Technology Drive Premises”. The provisions of Section 2.4(b) of the Lease shall be applicable and binding on Landlord as to the Technology Drive Building for the twelve (12) month period commencing on the date of Landlord’s tender of possession of the Technology Drive Building to Tenant. The provisions of Section 2.4(c) of the Lease shall be binding on Landlord as to both the Alton Parkway Building and the Technology Drive Building for the Term of this Lease as extended through July 31, 2012.

E. Right to Extend the Lease. The provisions of Section 3.3 of the Lease entitled “Right to Extend this Lease” shall remain in full force and effect with both of the two (2) successive periods of sixty (60) months therein described exercisable by Tenant as therein provided, except that the third (3rd) paragraph of said Section 3.3 is hereby amended to provide that in making its determination to select either the “Landlord’s Determination” or the “Tenant’s Determination”, the appraiser shall consider rental comparables for similarly improved space (that is, 100% “office” space with 4-sided “glass” walls) in the Irvine Spectrum. The remainder of the provisions of Section 3.3 shall remain unmodified and in full force and effect.

F. Signs. Section 5.2 of the Lease is amended to provide that Tenant shall also have the right to erect and maintain two (2) exterior “building top” signs on the Technology Drive Building for Tenant’s name and/or graphics and in locations designated by Landlord, subject to the terms and conditions of said Section 5.2. Prior to the Commencement Date for the Technology Drive Premises, Landlord shall remove the existing “Plaid Brothers” building top sign at its sole cost and expense. Further, Landlord shall work with Tenant to place directional signage, at Tenant’s sold cost and expense, in the Common Areas of the Project.

G. Maintenance and Repair. In the second line of Section 7.1 of the Lease, the reference to “the Commencement Date” in the second line thereof shall mean: (1) with respect to the Alton Parkway Premises, “April 1, 2000,” and (2) with respect to the Technology Drive Premises, the “Commencement Date for the Technology Drive Premises.”

H. Alterations. The second sentence of the first paragraph of Section 7.3 of the Lease is deleted and replaced with the following:

“Notwithstanding the foregoing, Tenant may make such alterations, additions or improvements to the Premises costing up to One Hundred Thousand Dollars

($100,000.00) for each of the Alton Parkway Premises and the Technology Drive Premises each calendar year of the Term (on a non-cumulative basis) without Landlord’s consent, provided, however, that any alterations, additions or improvements which change the basic floor plan of the Premises, which change the structural or mechanical systems of the Premises, shall require Landlord’s prior written consent, which shall not be unreasonably withheld.”

In the second line of the second paragraph of Section 7.3 of the Lease, the reference to “the Commencement Date” shall mean: (1) with respect to the Alton Parkway Premises, “April 1, 2000,” and (2) with respect to the Technology Drive Premises, the “Commencement Date for the Technology Drive Premises.”

I. Restoration. Section 11.1(a)(i) of this Lease is amended to delete the second parenthetical provision therein contained, and to substitute the following parenthetical provision:

“…(for which Tenant shall be responsible in an amount not to exceed One-Hundred Thousand Dollars [$100,000.00] for each casualty affecting either the Alton Parkway Building or the Technology Drive Building);…”

J. Conduit and Cabling. Tenant, at its sole cost and expense, shall have the right to pull its cabling through conduit to be installed by Tenant and connecting the Alton Park Building and the Technology Drive Building. Such conduit shall be installed by Tenant in the Common Areas of the Project in locations and at times reasonably acceptable to Landlord. Tenant shall leave said conduit in place, but shall remove its cabling from such conduit, prior to the Expiration Date or sooner termination of the Lease.

K. Tenant Improvements for the Technology Drive Premises. Landlord shall construct the “Tenant Improvements” as defined and in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

IV.	GENERAL.

A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

F. Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

IRVINE TECHNOLOGY PARTNERS III, a California general partnership		STANDARD PACIFIC CORP., a Delaware corporation

By:	THE IRVINE COMPANY Its General Partner

By	/s/ William R. Halford	By	/s/ Jari L. Kartozian
	William R. Halford	Name	Jari L. Kartozian
	President, Office Properties	Title	Senior Vice President

By	/s/ Christopher J. Popma	By	/s/ Clay A. Halvorsen
	Christopher J. Popma, Vice President	Name	Clay A. Halvorsen
	Operations, Office Properties	Title	Executive Vice President, General Counsel and Secretary

EXHIBIT X

DOLLAR ALLOWANCE

[SECOND GENERATION SPACE]

The Tenant Improvement work (herein “Tenant Improvements”) shall consist of any work required to complete the Technology Drive Premises pursuant to approved plans and specifications. All of the Tenant Improvement work shall be performed by the TI Contractor selected by Landlord as provided below, and in accordance with the procedures and requirements set forth below.

I.	ARCHITECTURAL AND CONSTRUCTION PROCEDURES

A.	Landlord and Tenant have approved the preliminary plan for the Technology Drive Premises prepared by LPA, Inc. dated February 11, 2005 (the “Preliminary Plan”), a copy of which approved Preliminary Plan is attached as EXHIBIT X-1 hereto. Not later than five (5) business days following delivery from Landlord, Tenant shall approve, which approval shall not be unreasonably withheld, an estimate prepared by Landlord’s construction manager of the cost for which Landlord estimates that the Tenant Improvements will be completed in accordance with the approved Preliminary Plan (the “Preliminary Cost Estimate”). Tenant’s failure to approve the Preliminary Cost Estimate within the above referenced time period shall constitute a “Tenant Delay” (as defined below).

B.	Tenant acknowledges and agrees that the Preliminary Plan and Preliminary Cost Estimate are predicated upon certain specifications and information supplied or to be supplied by Tenant to Landlord or Landlord’s architect, including without limitation Tenant’s final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant’s equipment and details of all “Non-Standard Improvements” (as defined below) to be installed in the Technology Drive Premises (collectively, “Programming Information”). Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete.

C.

The Tenant Improvements shall incorporate materials and specifications substantially similar to those materials and specifications currently built out in the Alton Parkway Premises (herein, the “Standards”). Except as specifically approved in the Preliminary Plan and/or in the Preliminary Cost Estimate, no deviations from the Standards (herein, the “Non-Standard Improvements”) shall be permitted except as requested by Tenant and approved by Landlord (which approval shall not be unreasonably withheld), provided that Landlord shall in no event be required to approve any Non-Standard Improvement, not approved in the Preliminary Plan and/or Preliminary Cost Estimate, if Landlord determines that such improvement (1) is of a lesser quality than the corresponding Standard, (2) fails to conform to applicable governmental requirements, (3) requires Building services beyond the level normally provided to other tenants, (4) would delay construction of the Tenant Improvements beyond the Estimated Commencement Date for the Technology Drive Premises and Tenant declines to accept such delay in writing as a Tenant Delay, or (5) would have an adverse aesthetic impact from the exterior of the Technology Drive Premises. The Tenant Improvements approved in the Preliminary Plan and/or in the Preliminary Cost Estimate, whether “Standard” or “Non-Standard” Improvements, shall be surrendered with the Technology Drive Premises and shall become the property of the Landlord at the

Expiration Date or earlier date of termination of this Lease. As of the Expiration Date or earlier termination of this Lease, Landlord shall have the right to require Tenant to remove any “Non-Standard Improvements” approved by Landlord subsequent to the Preliminary Plan and/or Preliminary Cost Estimate. Notwithstanding the foregoing provisions of the preceding sentence, if at the time of requesting Landlord’s consent for any such subsequently-approved Non-Standard Improvements, Tenant shall request in writing whether or not Landlord shall require such Non-Standard Improvements to be removed as of the Expiration Date or earlier termination of this Lease, then Landlord’s right to require Tenant to remove such Non-Standard Improvements shall be exercised, if at all, at the time of Landlord’s approval thereof.

D.	Landlord’s architect and engineers shall prepare and deliver to Tenant working drawings and specifications (“Working Drawings and Specifications”) promptly following the execution of this Lease, and Landlord shall deliver the “Final Cost Estimate” to Tenant promptly following the completion of the competitive bid process described below. Tenant shall have five (5) business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate. Tenant shall not unreasonably withhold or delay its approval, and any disapproval or requested modification shall be limited to items not contained in the approved Preliminary Plan or Preliminary Cost Estimate. In no event shall Tenant disapprove the Final Cost Estimate if it does not exceed the approved Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications and the Final Cost Estimate, such disapproval shall be accompanied by a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord shall be incorporated into a revised set of Working Drawings and Specifications and Final Cost Estimate, and Tenant shall, to the extent the revision was accurately made, approve same in writing within five (5) business days of receipt without further revision. Tenant’s failure to comply in a timely manner with any of the requirements of this paragraph shall constitute a Tenant Delay. Without limiting the rights of Landlord for Tenant Delays as set forth herein, in the event Tenant has not approved both the Working Drawings and Specifications and the Final Cost Estimate within sixty (60) days following the date of this Amendment, then Landlord may, at its option, elect to terminate this Amendment by written notice to Tenant. In the event Landlord elects to effect such a termination, Tenant shall, within ten (10) days following demand by Landlord, pay to Landlord any costs incurred by Landlord in connection with the preparation or review of plans, construction estimates, price quotations, drawings or specifications under this Work Letter and for all costs incurred in the preparation and execution of this Amendment.

E.	In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications (“Change”), Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost and/or any Tenant Delay such Change would cause. Tenant shall approve or disapprove such change order in writing within two (2) business days following its receipt from Landlord. Tenant’s approval of a Change shall be accompanied by Tenant’s payment of any resulting increase in the Completion Cost. Landlord shall have the right to decline Tenant’s request for a Change for any of the reasons set forth in Article I.C above for Landlord’s disapproval of a Non-Standard Improvement. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant’s approval of a change order.

F.	Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within five (5) business days, fails to approve or reasonably disapprove in writing the Working Drawings and Specifications and the Final Cost Estimate within the time provided herein, requests any Changes, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a “Tenant Delay”), then Tenant shall bear any resulting additional construction cost or other expenses, and the Commencement Date for the Technology Drive Premises shall be deemed to have occurred for all purposes, including Tenant’s obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver the Technology Drive Premises to Tenant but for the collective Tenant Delays. In no event, however, shall such date be earlier than the Estimated Commencement Date for the Technology Drive Premises set forth in the Basic Lease Provisions. Should Landlord determine that the Commencement Date for the Technology Drive Premises should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord’s determination shall be conclusive unless Tenant notifies Landlord in writing, within five (5) business days thereafter, of Tenant’s election to contest same by arbitration with JAMS in accordance with the provisions of Section 22.7 of the Lease. Pending the outcome of such arbitration proceedings, Tenant shall make timely payment of all rent due under this Lease based upon the Commencement Date set forth in the aforesaid notice from Landlord.

G.

Landlord shall submit the Working Drawings and Specifications to a competitive bidding process involving at least three (3) licensed general contractors. Each of said three general contractors shall solicit bids from at least three (3) subcontractors for each major subtrade, including each of the major “finish” subtrades (e.g., millwork, painting, carpeting, etc.). Such solicitation of bids for the subtrades shall include bids from those preferred “finish” subcontractors of Tenant approved by Landlord and listed on EXHIBIT X-1 attached hereto (the “Tenant’s Finish Subcontractors”), and from those preferred subcontractors of Tenant for certain of the “systems” work, approved by Landlord for bid purposes only and listed on EXHIBIT X-2 attached hereto (“Tenant’s Systems Subcontractors”). Landlord shall provide copies of the bid responses to Tenant. After adjustments for any inconsistent assumptions to reflect an “apples to apples” comparison, Landlord shall select the lowest qualified bidder and that bid so selected shall be referred to as the “Final Cost Estimate”. In the event Landlord selects other than the lowest bidder, it shall do so based on commercially reasonable factors reasonably acceptable to Tenant, provided that Landlord shall have the right to reject any of Tenant’s Systems Subcontractors from selection, even if said Subcontractor(s) are the lowest bidder, in Landlord’s sole and absolute discretion. Upon selection of the bidder, Landlord shall enter into a construction contract with the chosen contractor (the “TI Contractor”) for construction of the Tenant Improvements in accordance with the approved and final Working Drawings and Specifications (the “TI Contract”). Notwithstanding the foregoing, Tenant shall have the right to cause Landlord to require the TI Contractor to use a Tenant’s Finish Subcontractor for a particular finish subtrade, on the following terms and conditions: (i) Tenant shall notify Landlord of its election to so cause a particular Tenant’s Finish Subcontractor to be so used, if at all, within three (3) business days following notice from Landlord of the selection of the TI Contractor and submission of the bid responses to Tenant, and (ii) Tenant shall pay to Landlord, concurrently with the exercise of said election, the amount (if any) by which the bid of the Tenant’s Finish Subcontractor exceeds the Final Cost Estimate bid of the Subcontractor for the applicable “finish” subtrade. Tenant further agrees that any delay caused by such Tenant’s Finish Subcontractor (and/or caused by a Tenant’s Systems Subcontractor accepted by Landlord for the Tenant Improvement work) in the timely completion of the Tenant Improvement work shall be deemed to constitute a “Tenant Delay” for purposes of this Work Letter.

H.	Landlord shall permit Tenant and its agents to enter the Technology Drive Premises prior to the Commencement Date for the Technology Drive Premises of the Lease in order that Tenant may perform the construction or installation of equipment, furniture, fixtures or network and telecommunication cabling through its own contractors, and within fourteen (14) days prior to the Commencement Date for the Technology Drive Premises for move-in, in a manner and upon terms and conditions and at times satisfactory to Landlord’s representative. The foregoing license to enter the Technology Drive Premises prior to the Commencement Date for the Technology Drive Premises is, however, conditioned upon Tenant’s contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon twenty-four (24) hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors and subcontractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. In no event shall the failure of Tenant’s contractors to complete any work in the Technology Drive Premises extend the Commencement Date for the Technology Drive Premises beyond the date that Landlord has completed its Tenant Improvement work and tendered the Technology Drive Premises to Tenant.

I.	Tenant hereby designates Gary Carlson, Telephone No. (949) 789-1600, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

II.	COST OF TENANT IMPROVEMENTS

A.	Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the approved Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs (“Completion Cost”) as incurred a maximum of Five Hundred Ninety-Two Thousand Five Hundred Forty-One Dollars ($592,541.00), (“Landlord’s Contribution”), based on $25.00 per usable square foot of the Technology Drive Premises, and Tenant shall be fully responsible for the remainder (“Tenant’s Contribution”). If the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord’s Contribution, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment.

B.	The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work, and (iv) keying and signage costs. It is further understood and agreed that Landlord’s construction manager shall be entitled to a supervision/administrative fee equal to five percent (5%) of the cost of the Tenant Improvements work, which fee shall be paid from the Landlord’s Contribution.

C.	Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord in full the amount of the Tenant’s Contribution set forth in the Final Cost Estimate. If the actual Completion Cost of the Tenant Improvements is less than the Final Cost Estimate, any portion of the Tenant’s Contribution paid by Tenant but not expended towards the Completion Cost shall be credited to rent next due under this Lease. If the actual Completion Cost is greater than the Final Cost Estimate because of modifications or extras not reflected on the approved working drawings, or because of Tenant Delays, then Tenant shall pay to Landlord, within ten (10) days following submission of an invoice therefor, all such additional costs, including any additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease.

III.	DISPUTE RESOLUTION

All claims or disputes between Landlord and Tenant arising out of, or relating to, this Work Letter shall be decided by “JAMS” pursuant to the provisions of Section 22.7 of the Lease.

EXHIBIT X-1

(TENANT’S FINISH SUBCONTRACTORS)

Subtrade	Subcontractor	Contact
1. Appliances	Whirlpool / Kitchenaid	Pam Faas
(949) 343-2521

2. Cabinets	Royal Cabinets	Gary Silverman
(909) 721-8187

3. Finish Carpentry	Residential Design Services	Mark Scholten
(714) 701-9200 X130

4. Ceramic Tile	1) Ford Tile	Jeff Ford
(949) 279-1724

	2) Sunbelt Tile, Inc.	Craig Hoskins
(714) 692-0884

5. Corian Countertops	GW Surfaces	Bill Gooch
(949) 707-4618

6. Flooring	New West Designs	Cal Chamberlain
Randy Raus
(949) 855-3277 X231

7. Glass Replacement	Canyon Glass	Greg Kuezynski
(949) 581-7360

	Eckman Glass	Joe Eckman
(714) 639-4458

8. Painting	R.C. Wendt Painting	Janelle Wilson
(714) 960-2700

9. Railings: Wrought Iron	Orange Pacific Construction	Richard Perez
(714) 288-0489

10. Custom Built-Ins	Marchetta’s Custom Designs	Jim Marchetta
(714) 549-8684

11. Granite Fabricator	Cordola Marble	James Cordola
(818) 252-2000

EXHIBIT X-2

(TENANT’S SYSTEMS SUBCONTRACTORS)

Subtrade	Subcontractor	Contact
1. Heat/Air Conditioning	Aliso Air	Jeff Loftus
(949) 589-2021

2. Alarm / Audio	1) SST	Jesse Fowler
	Smart Systems Tech.	(949) 289-3449

	2) JWE	Debbie Soper
(949) 366-8366